EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

A. Peyton Bush, III, President and Chief Executive Officer
Donna T. Guerra, Chief Financial Officer
504-522-3203

Hibernia Homestead Bancorp, Inc. Reports
Operating Results for the Fourth Quarter and Year Ended December 31, 2009

New Orleans, Louisiana (February 12, 2010) -  Hibernia Homestead Bancorp, Inc.  (the “Company”) (OTCBB: HIBE), the holding company of Hibernia Homestead Bank  (the “Bank”), today reported a net loss of $73,000 for the quarter ended December 31, 2009 compared to a net loss of $107,000 for the quarter ended December 31, 2008.  For the year ended December 31, 2009, the Company reported a net loss of $324,000 compared to a net loss of $466,000 for the year ended December 31, 2008.

A. Peyton Bush, III, President and Chief Executive Officer of the Company and Bank, stated, “We are pleased with the progress made in Hibernia’s first year as a publicly traded company, especially our success in attracting commercial loan and deposit clients to complement our traditional residential mortgage lending activities.  As a community bank focused on the Orleans and Jefferson Parish markets we make all decisions locally, retain all loans in our own portfolio and are able to provide timely and flexible credit solutions to our customers.  The 39.4% increase in loans achieved in 2009 reflects the value placed on those qualities by local businesses and families.  With experienced management, a strong capital base, high asset quality and a commitment to sound banking principles, we are enthusiastic about Hibernia’s future as a diversified community bank.”

Net interest income increased 31.0% to $520,000 for the quarter ended December 31, 2009 from $397,000 for quarter ended December 31, 2008.  The increased net interest income was primarily due to a $101,000, or 21.3%, increase in interest income from loans, including a $78,000 increase due to the introduction of commercial lending during 2009.  The increase in interest income from loans was partially offset by lower interest income on investments.  Also contributing to the increased net interest income was a $66,000, or 31.7%, decrease in interest expense on deposits.

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325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

 Hibernia Homestead Bancorp, Inc., Page 2/3

Non-interest income for the fourth quarter of 2009 increased $43,000 from the same period in 2008 primarily due to a gain on the sale of foreclosed property of $39,000.  Non-interest expense increased 14.2% from $579,000 for the quarter ended December 31, 2008 to $661,000 for the quarter ended December 31, 2009.  The increase in non-interest expense for the fourth quarter of 2009 was primarily due to increases in advertising, regulatory assessments, and personnel expense.

For the year ended December 31, 2009, net interest income increased 37.4% to $2.0 million from $1.4 million for the year ended December 31, 2008, primarily due to a $383,000, or 39.7%, decrease in interest expense on deposits and a $279,000, or 15.3%, increase in interest income from loans. The increased interest income on loans was due primarily to the introduction of commercial loans during 2009 and increased interest income on residential mortgage loans.  The increase in interest income from loans was partially offset by a $144,000 decrease in interest income from investments.

Non-interest income for the year ended December 31, 2009 increased $106,000 from the year ended December 31, 2008 primarily due to a gain on the sale of investments of $83,000 and a gain on the sale of foreclosed property of $39,000 in 2009 compared to none in 2008.

Non-interest expense for the year ended December 31, 2009 increased 15.2% to $2.6 million from $2.3 million for the year ended December 31, 2008.  The increase in non-interest expense for the year ended December 31, 2009 was due primarily to higher personnel expense, professional fees, data processing costs, regulatory assessments, insurance and occupancy expense.  Non-interest expense for the year ended December 31, 2009 included a mandatory $19,000 special deposit insurance assessment paid to the Federal Deposit Insurance Corporation which was assessed in the quarter ended June 30, 2009 for all insured depository institutions.

Hibernia Homestead Bancorp’s total consolidated assets at December 31, 2009 were $66.5 million compared to $58.2 million at December 31, 2008.  Net loans increased 39.4% from $32.3 million at December 31, 2008 to $45.0 million at December 31, 2009 which includes an $8.4 million increase in commercial loans.  This increase in net loans was partially offset by decreases of $825,000 of federal funds sold and $3.7 million of investment securities.  Total deposits decreased $503,000, or 1.2%, from $43.1 million at December 31, 2008 to $42.6 million at December 31, 2009.  Deposits as of December 31, 2008 included $9.3 million being held in escrow for stock subscriptions in connection with the Company’s public offering completed in January 2009.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

 Hibernia Homestead Bancorp, Inc., Page 3/3

Nonperforming assets, defined as non-accrual loans, accruing loans past due 90 days or more and foreclosed property, totaled $315,000, or 0.5%, of total assets at December 31, 2009, compared to $150,000, or 0.3%, of total assets at December 31, 2008.  The non-performing assets totaling $315,000 at December 31, 2009 consist of three loans secured by first mortgages on one-to-four family residential real estate.   Management believes that the allowance for loan and lease losses is sufficient to cover any losses that may be incurred on these loans.  There was no foreclosed property at December 31, 2009 or 2008.

On January 27, 2009, the Bank converted from a mutual to a stock form of organization as a wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc.   The Company completed an initial public offering in which it issued 1,113,334 shares of its common stock for $10.4 million in offering proceeds, net of offering expenses.

On January 27, 2010, the Company’s board approved the purchase by the Company of up to 55,667 shares of the outstanding shares of the common stock of the Company (representing 5% of the outstanding shares) from time to time, in the open market or privately negotiated transactions, as and when deemed appropriate by management and in accordance with applicable securities laws, commencing after the Company's public announcement of the repurchase program.  Such shares will be held as treasury stock to be available for general corporate purposes, including the use of such shares for future issuance pursuant to the Company's stock option plan.

On a consolidated basis, Hibernia Homestead Bancorp had total equity at December 31, 2009 of $23.4 million, or 35.2% of total consolidated assets.   Hibernia Homestead Bank had total equity at December 31, 2009 of $19.1 million.  The Bank’s Tier 1 Leverage capital ratio at December 31, 2009 was 29.4% and its Total Risk-Based capital ratio was 51.3%, both well above the regulatory requirements of 4% and 8%, respectively.

Hibernia Homestead Bank, the wholly-owned subsidiary of Hibernia Homestead Bancorp, Inc., has served the New Orleans metropolitan area since 1903.   Operating from its main office and two branches, Hibernia Homestead Bank offers loan, deposit and on-line banking services to commercial and individual clients in the New Orleans metropolitan area.   Additional information about Hibernia Homestead Bank is available at www.hibbank.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

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HIBERNIA HOMESTEAD BANCORP, INC.
325 Carondelet St., New Orleans, LA 70130     Phone (504) 522-3203    Fax (504) 522-3217

Hibernia Homestead Bancorp, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)

ASSETS

Cash, Non-Interest Bearing	$1,067	$879
Cash, Interest-Bearing	16	16
Federal Funds Sold	5,150	5,975

TOTAL CASH AND CASH EQUIVALENTS	6,233	6,870

Certificates of Deposit	475	-
Investment Securities Available-for-Sale	8,293	11,947
Loans Receivable, Net	44,987	32,273
Accrued Interest Receivable	206	192
Investment in FHLB of Dallas Stock	171	171
Investment in FNBB Stock	210	210
Foreclosed Assets	-	-
Premises and Equipment, Net	5,127	5,346
Deferred Income Taxes	492	339
Prepaid Expenses and Other Assets	309	868

TOTAL ASSETS	$66,503	$58,216

LIABILITIES AND EQUITY

LIABILITIES

Deposits	$42,640	$43,143
Advance Payments by Borrowers for Taxes and Insurance	386	410
Accrued Interest Payable	2	7
Accounts Payable and Other Liabilities	79	482

TOTAL LIABILITIES	43,107	44,042

COMMITMENTS AND CONTINGENCIES

EQUITY

Preferred Stock, $.01 par value; 1,000,000 authorized; none issued	-	-
Common Stock, $.01 par value; 9,000,000 authorized; 1,113,334 and none issued;
1,113,334 and none outstanding at December 31, 2009 and December 31, 2008, respectively	11	-
Additional Paid In Capital	10,365	-
Unearned ESOP Shares	(855)	-
Accumulated Other Comprehensive Income, Net	133	108
Retained Earnings	13,742	14,066

TOTAL EQUITY	23,396	14,174

TOTAL LIABILITIES AND EQUITY	$66,503	$58,216

Hibernia Homestead Bancorp, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)

Total Interest Income	$ 662	$ 606	$ 2,541	$ 2,398

Total Interest Expense	142	209	581	971

Net Interest Income	520	397	1,960	1,427

Provision for Loan Losses	30	-	78	-

Net Interest Income
After Provision for Loan Losses	490	397	1,882	1,427

Total Non-Interest Income	61	18	233	127

Total Non-Interest Expense	661	579	2,605	2,262

Loss Before Provision For Income Taxes	(110)	(164)	(490)	(708)

Income Tax Benefit	(37)	(57)	(166)	(242)

NET LOSS	$ (73)	$ (107)	$ (324)	$ (466)

LOSS PER COMMON SHARE
Basic	$ (0.07)	N/A	$ (0.29)	N/A
Diluted	$ (0.07)	N/A	$ (0.29)	N/A